EXHIBIT 99.1

EXHIBIT A
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.001 par value per share, of Solid Biosciences Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.
Dated as of February 14, 2019

BIOGEN INC.

By:	/s/ James Basta
	Name:	James Basta
	Title:	Senior Vice President and Assistant Secretary

BIOGEN NEW VENTURES INC.

By:	/s/ James Basta
	Name:	James Basta
	Title:	Senior Vice President and Secretary